Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

investor’s Repurchase ELEMENTSSM Linked to the Rogers International Commodity Index® —Energy Total ReturnSM

1063.97

investor’s Repurchase ELEMENTSSM Linked to the Rogers International Commodity Index® —Metals Total ReturnSM

investor’s Repurchase

Home ELEMENTS Products About  ELEMENTS  ELEMENTS Partners Contact Us Register Elements Index Providers Issuers Distributors Exchanges  Elements are exchange-rated notes brought to the market through industry-wide partnerships among Index Providers, Investment Grade Issuers, Distributors and Securities Exchanges.  Index Providers develop unique and robust total return market indices to be used in connection with ELEMENTS. Investors will get access to these indices via ELEMENTS, which are debt securities of a Investment Grade Issuer. Distributors bring ELEMENTS to brokerage firms, so individual investors can easily access ELEMENTS via a broker of financial advisor. ALL ELEMENTS will be listed on a U.S. Securities Exchange.  Swedish Export Credit Corporation. Swedish Export Credit Corporation (SEK) provides access to financial solutions for export and infrastructure. The main businesses include export credits, lending, structured financing, project financing, leasing, capital markets products, and financial advisory services. Targeted to investors all over the globe, SEK issues interest rate, FX, equity, commodities and credit linked notes. SEK is known for its flexible approach to funding, and it is also an experienced issuer of plain vanilla benchmark bonds in the international capital markets. SEK was founded in 1962 and is owned by the Swedish state.  ©2007 MLPF&s Inc. All Rights Reserved. Prospectuses | Legal Information | Privacy Statement  In considering ELEMENTS as an investment, an investor should review ELEMENTS prospectus for the particular offering and discuss the security with legal, tax and financial advisors before taking any action. In the event of any inconsistency between this website and the prospectus for a particular offering of ELEMENTS, you should rely on the prospectus in evaluating that offering. Please review Legal Information and Privacy Statement for additional important legal information and the terms and conditions governing use of this website.

ELEMENTS  Index Providers Issuers Distributors Exchanges  ELEMENTS Partners - Distributors ELEMENTS are exchange-traded notes brought to the market through industry - wide partnerships among Index Providers, Investment Grade Issuers, Distributors and Securities Exchanges. Index Providers develop unique and robust total return market indices to be used in connection with ELEMENTS. Investors will get access to these indices via ELEMENTS, which are debt securities of a Investment Grade Issuer Distributors bring ELEMENTS to brokerage firms, so individual investors can easily access ELEMENTS via a broker or financial advisor. All ELEMENTS will be listed on a U.S. Securities Exchange. PDF Version Print All Partners Printable Format Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S) MLPF&S is one of the worlds leading broker-dealers. MLPF&S, together with its affiliates (the Company), provides investment, financing, and related services to individuals and institutions on a global basis. Services provided to clients include securities brokerage, trading, and underwriting; investment banking, strategic advisory services, including mergers and acquisitions, and other corporate finance activities; other derivatives and foreign exchange products; securities clearance and settlement financing services and investment advisory and related record keeping services. The Company is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. Nuveen Investments (Nuveen) Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen markets its highly specialized investment teams, each with its own brand-name and area of expertise: NWQ, specializing in value-style equities; Nuveen, focused on fixed income investments; Santa Barbara, committed to growth equities; Tradewinds, specializing in global value equities; Rittenhouse, dedicated to blue-chip growth equities; and Symphony, with expertise in alternative investments as well as equity and income portfolios.  (c) 2007 MLPF&S Inc. All Rights Reserved. Prospectuses Legal Information Privacy Statement In considering ELEMENTS as an investment, an investor should review ELEMENTS prospectus for the particular offering and discuss the security with legal, tax and financial advisors before taking any action. In the event of any inconsistency between this website and the prospectus for a particular offering of ELEMENTS, you should rely on the prospectus in evaluating that offering. Please review Legal Information and Privacy Statement for additional important legal information and the terms and conditions governing use of this website.

s The NYSE is the worlds largest and most liquid cash equities exchange. The NYSE provides a reliable, orderly, liquid and efficient marketplace where investors buy and sell listed companies common stock and other securities. On March 31, 2007, the operating companies listed on the NYSE represented a total global market capitalization of $28.5 trillion. s

NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI”) OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE ELEMENTSSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, ANY DATA INCLUDED THEREIN OR THE ELEMENTSSM. NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI, AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, INC. OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. BNP Paribas has consented to the use of the S&P Custom/BNP Paribas – SPECTRUM US Sector Momentum IndexTM, in exchange for a fee, in connection with the issuance of the ELEMENTS. “SPECTRUM LARGE CAP U.S. SECTOR MOMENTUM INDEXTM DEVELOPED BY BNP PARIBAS, S&P CUSTOM/BNP PARIBAS – SPECTRUM US SECTOR MOMENTUM INDEXTM, SPECTRUM INDEXTM AND SPECTRUM MOMENTUM INDEXTM ARE SERVICE MARKS OF BNP PARIBAS AND HAVE BEEN LICENSED FOR USE BY MLPF&S.

STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE S&P CUSTOM/BNP PARIBAS – SPECTRUM US SECTOR MOMENTUM INDEXTM, ANY DATA INCLUDED THEREIN, OR ANY DATA FROM WHICH IT IS BASED, AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED FROM THE USE OF THE S&P CUSTOM/BNP PARIBAS – SPECTRUM US SECTOR MOMENTUM INDEXTM. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P CUSTOM/BNP PARIBAS – SPECTRUM US SECTOR MOMENTUM INDEXTM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. BNP PARIBAS HAS DEVELOPED, MAINTAINED AND IS RESPONSIBLE FOR THE METHODOLOGY THAT IS EMPLOYED IN CONNECTION WITH THE S&P CUSTOM/BNP PARIBAS – SPECTRUM US SECTOR MOMENTUM INDEXTM. STANDARD AND POOR’S ROLE IS LIMITED TO PROVIDING CONSULTING SERVICES TO BNP PARIBAS AND PERFORMING CALCULATIONS AND DATA DISTRIBUTION IN CONNECTION WITH THE INDEX. THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY BNP, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, S&P OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING THE INDEX (COLLECTIVELY, THE “BNP PARTIES”). THE INDEX IS THE EXCLUSIVE PROPERTY OF BNP. S&P CUSTOM/BNP PARIBAS – SPECTRUM US SECTOR MOMENTUM INDEXTM IS A SERVICE MARK OF BNP OR ITS AFFILIATES AND HAS BEEN LICENSED FOR USE FOR CERTAIN PURPOSES. THE SECURITIES HAVE NOT BEEN PASSED ON BY ANY OF THE BNP PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE BNP PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE SECURITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE BNP PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO SEK OR THE OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL PRODUCTS GENERALLY OR IN THE SECURITIES PARTICULARLY, OR THE ABILITY OF THE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. BNP OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE INDEX WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE SECURITIES OR THE ISSUER OR THE OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY. NONE OF THE BNP PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE INDEX. NONE OF THE BNP PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION FOR WHICH THE SECURITIES MAY BE REPURCHASED. NONE OF THE BNP PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR THE OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES. BNP’S ONLY RELATIONSHIP TO THE ISSUER IS WITH RESPECT TO CERTAIN TRADEMARKS AND TRADE NAMES OF BNP AND THE INDEX, WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE ISSUER OR THE SECURITIES.

RESPECTIVE